Exhibit 99.1

The Michaels Companies Announces Second Quarter 2019 Results

  Comparable store sales increased 0.3%
  Operating income of $71.3 million; adjusted operating income increase of 5.8% to $75.2 million
  Diluted EPS of $0.16; adjusted diluted EPS increase of 26.7% to $0.19

IRVING, Texas--(BUSINESS WIRE)--September 4, 2019--The Michaels Companies, Inc. (NASDAQ: MIK) today reported diluted earnings per share for the second quarter of fiscal 2019 of $0.16, or $0.19 per adjusted diluted share excluding a charge associated with closing the Pat Catan’s stores and costs related to the redemption of our 2020 Senior Subordinated Notes and issuance of our 2027 Senior Notes. This compares to diluted earnings per share for the second quarter of fiscal 2018 of $0.15, or $0.15 per adjusted diluted share excluding a charge associated with the restructure of Aaron Brothers and adjustments for early extinguishments of debt and refinancing costs. A reconciliation of non-GAAP financial measures to the respective GAAP measures is included in this release.

“We are pleased to return to positive comparable store sales in the second quarter of fiscal 2019. Our teams are focused on driving sales and executing on our 2019 priorities, and the early results show the customer is responding positively,” said Mark Cosby, Interim CEO. “It is encouraging to see this early progress and we are focused on the disciplined execution of our priorities to continue to build on this early momentum.”

Second Quarter Highlights

Net sales were $1,033.7 million compared to $1,053.3 million in the second quarter of fiscal 2018. The decrease in net sales was primarily due to the closure of the Pat Catan’s stores in fiscal 2018, partially offset by a 0.3% increase in comparable store sales and sales from the operation of 11 additional Michaels stores (net of closures) during the quarter. During the second quarter, the Company opened four new Michaels stores, closed two Michaels stores, and relocated one Michaels store. At the end of the second quarter of fiscal 2019, the Company operated 1,262 Michaels stores.

Gross profit was 35.5% of net sales in the second quarter of fiscal 2019 compared to 35.4% in the second quarter of fiscal 2018. The 10 basis point increase was primarily due to benefits from our ongoing pricing and sourcing initiatives and improved occupancy cost leverage. The increase was offset by the impact of tariffs on inventory we purchase from China, an increase in promotional activity and a change in sales mix.

Selling, general and administrative expense including store pre-opening costs and restructure charges (“SG&A”) was $295.7 million in the second quarter of fiscal 2019 compared to $299.1 million in the second quarter of fiscal 2018. The decrease was primarily due to lower expenses related to the closure of the Pat Catan’s stores.

Operating income was $71.3 million compared to $74.3 million in the second quarter of fiscal 2018. Excluding the restructure charge associated with the closing of the Pat Catan’s stores, adjusted operating income for the second quarter of fiscal 2019 was $75.2 million. This compares to adjusted operating income in the second quarter of fiscal 2018 of $71.1 million, excluding the $3.2 million gain in the quarter primarily related to the settlement of lease obligations associated with the closure of 94 full-size Aaron Brothers stores that took place in the first quarter of fiscal 2018.

On July 8, 2019, the issuance of $500 million of our 2027 Senior Notes was completed and the proceeds, together with cash on hand, were used to redeem our 2020 Senior Subordinated Notes. Interest expense increased $3.0 million to $40.1 million, from $37.1 million in the second quarter of fiscal 2018, due primarily to interest on our new 2027 Senior Notes, higher LIBOR rates associated with the Company’s variable rate Amended and Restated Term Loan Credit Facility and double interest incurred when both our 2020 Senior Subordinated Notes and 2027 Senior Notes were outstanding for 21 days. On August 30, 2019, the Amended Revolving Credit Facility was amended to extend the maturity to August 2024.

The effective tax rate was 18.9%, compared to 24.0% in the second quarter of fiscal 2018. The effective tax rate was lower primarily due to a tax benefit associated with a state income tax settlement, partially offset by the vesting of restricted shares and the expiration of certain vested stock options.

Net income was $24.5 million, compared to $27.5 million in the second quarter of fiscal 2018. Excluding the restructure charge associated with the closing of the Pat Catan’s stores, losses on early extinguishments of debt and refinancing costs, and double interest incurred when both our 2020 Senior Subordinated Notes and 2027 Senior Notes were outstanding, adjusted net income for the second quarter of fiscal 2019 was $29.6 million, an increase of 12% compared to adjusted net income for the second quarter of fiscal 2018 of $26.4 million, which excludes the gain related to the settlement of lease obligations associated with the closure of 94 full-size Aaron Brothers stores in the first quarter of fiscal 2018 and losses on early extinguishments of debt and refinancing costs.

Total merchandise inventory at the end of the second quarter decreased 1.8% to $1,256.5 million compared to $1,280.1 million at the end of the second quarter of fiscal 2018 primarily related to closing the Pat Catan’s stores. Average Michaels inventory on a per store basis, inclusive of distribution centers, inventory in-transit and inventory for the Company’s e-commerce site, increased 2.5% to $944,000 compared to $921,000 at the end of the second quarter of fiscal 2018.

During the second quarter of 2019, the Company purchased 3.0 million shares, for an aggregate of $25.1 million under its share repurchase authorization. The total remaining authorization for future repurchases is approximately $373 million. The share repurchase program does not have an expiration date, and the timing and number of repurchase transactions under the program will depend on market conditions, corporate considerations, debt agreements, and regulatory requirements.

Third Quarter and Fiscal Year 2019 Outlook:

The Company’s guidance for fiscal 2019 excludes any restructure charges related to the Pat Catan’s store closures, any expenses associated with the transition of the Company’s former CEO, a write-off of an investment in a liquidated business, and costs related to debt refinancing activities.

For fiscal 2019, the Company expects:

  net sales will be between $5.16 billion and $5.19 billion;
  comparable store sales will be approximately flat;
  to open net 16 new Michaels stores, inclusive of up to 12 Pat Catan’s stores the Company plans to rebrand and reopen, and relocate 13 Michaels stores;
  adjusted operating income will be in the range of $625 million to $645 million;
  interest expense will be approximately $153 million;
  the effective tax rate will be between 23% and 24%;
  adjusted diluted earnings per share will be between $2.31 and $2.42, based on diluted weighted average shares of approximately 156 million; and
  capital expenditures will be approximately $135 million.

For the third quarter of fiscal 2019, the Company expects:

  comparable store sales to be flat to up 1.0%;
  to open 13 new Michaels stores, 11 of which were previously Pat Catan’s, close one Michaels store and relocate five Michaels stores;
  adjusted operating income will be between $133 million and $142 million;
  net interest expense will be approximately $39 million;
  the effective tax rate will be between 23% and 24%; and
  adjusted diluted earnings per common share will be between $0.46 and $0.51, based on diluted weighted average common shares of 155 million.

Conference Call Information

A conference call to discuss second quarter financial results is scheduled for today, September 4, 2019, at 8:00 am Central Time. Investors who would like to join the conference call are encouraged to pre-register for the conference call using the following link: http://dpregister.com/10134108. Callers who pre-register will be given a phone number and a unique PIN to bypass the live operator and gain immediate access to the call. Participants may pre-register at any time, including up to and after the call start time. Investors without internet access or who are unable to pre-register can join the call by dialing (844) 340-4762 or (412) 717-9617.

A live webcast of the conference call, together with certain supplemental presentation materials, will be available online at http://investors.michaels.com/. To listen to the live call, please go to the website at least 15 minutes before the call is scheduled to begin to register and download any necessary audio software. The webcast will be accessible for 30 days after the call. Additionally, a telephone replay will be available until October 4, 2019, by dialing (877) 344-7529 or (412) 317-0088, access code 10134108.

Non-GAAP Information

This press release includes non-GAAP measures including adjusted operating income, adjusted diluted earnings per share, and adjusted net income. The Company has reconciled these non-GAAP financial measures with the most directly comparable GAAP financial measures in a table accompanying this release. The Company believes that these non-GAAP financial measures not only provide its management with comparable financial data for internal financial analysis but also provide meaningful supplemental information to investors. Specifically, these non-GAAP financial measures allow investors to better understand the performance of the Company's business and facilitate a meaningful evaluation of its quarterly and fiscal 2019 results on a comparable basis with its quarterly and fiscal 2018 results.

This press release also includes expected adjusted operating income and expected adjusted diluted EPS. The Company does not provide an expected GAAP operating income range or an expected GAAP diluted earnings per share range or a reconciliation of adjusted operating income or adjusted diluted earnings per share range with a GAAP diluted earnings per share range because, without unreasonable effort, the Company is unable to predict with reasonable certainty the precise amount or timing of the recognition of expenses associated with the adjusted items. These items are uncertain, depend on various factors, and could have a material impact on GAAP diluted earnings per share in future periods.

The Company has provided this information as a means to evaluate the results of its ongoing operations. Non-GAAP financial measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the Company's results as reported under GAAP. The Company's presentation of non-GAAP financial measures should not be construed to imply that its future results will be unaffected by any such adjustments. Other companies in the Company's industry may calculate these items differently than it does.

Forward-Looking Statements

This news release includes forward-looking statements which reflect management's current views and estimates regarding the Company's industry, business strategy, goals, and expectations concerning its market position, future operations, margins, profitability, capital expenditures, share repurchases, liquidity and capital resources, and other financial and operating information. The words "anticipate", "assume", "believe", "continue", "could", "estimate", "expect", “forecast”, "future", “guidance”, “imply”, "intend", "may", “outlook”, "plan", "potential", "predict", "project", and similar terms and phrases are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. The Company cannot assure investors that future developments affecting the Company will be those that it has anticipated. Actual results may differ materially from these expectations due to risks relating to the effect of economic uncertainty; substantial changes to fiscal and tax policies; our reliance on foreign suppliers; regulatory changes; the seasonality of our business; changes in customer demand; damage to the reputation of the Michaels brand or our private and exclusive brands; unexpected or unfavorable consumer responses to our promotional or merchandising programs; our failure to adequately maintain security and prevent unauthorized access to electronic and other confidential information; increased competition including internet-based competition from other retailers; the impact of tariffs on certain products that we import from China and other risks and uncertainties including those identified under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission ("SEC"), which is available at www.sec.gov, and other filings that the Company may make with the SEC in the future. If one or more of these risks or uncertainties materialize, or if any of the Company's assumptions prove incorrect, the Company's actual results may vary in material respects from those projected in these forward-looking statements.

Any forward-looking statement made by the Company in this news release speaks only as of the date on which the Company makes it. Factors or events that could cause the Company's actual results to differ may emerge from time to time, and it is not possible for the Company to predict all of them. The Company does not undertake and specifically disclaims any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

About The Michaels Companies, Inc.:

The Michaels Companies, Inc. is North America's largest specialty provider of arts, crafts, framing, floral, wall décor, and seasonal merchandise for Makers and do-it-yourself home decorators. The Company operates more than 1,260 Michaels stores in 49 states and Canada. Additionally, the Company serves customers through a variety of digital platforms including Michaels.com, consumercrafts.com and aaronbrothers.com. The Michaels Companies, Inc., also owns Artistree, a manufacturer of high quality custom and specialty framing merchandise, and Darice, a premier wholesale distributor in the craft, gift and decor industry. For a list of store locations or to shop online, visit www.michaels.com or download the Michaels app.

The Michaels Companies, Inc.
Consolidated Statements of Comprehensive Income
(Unaudited)

	13 Weeks Ended		26 Weeks Ended
	August 3,	August 4,	August 3,	August 4,
(in thousands, except per share data)	2019	2018	2019	2018
Net sales	$1,033,689	$1,053,267	$2,127,408	$2,208,778
Cost of sales and occupancy expense	666,703	679,938	1,342,783	1,378,887
Gross profit	366,986	373,329	784,625	829,891
Selling, general and administrative	290,074	300,981	610,670	629,598
Restructure charges	3,869	(3,220)	6,956	44,278
Store pre-opening costs	1,743	1,295	2,969	2,799
Operating income	71,300	74,273	164,030	153,216
Interest expense	40,134	37,101	77,493	71,695
Losses on early extinguishments of debt and refinancing costs	1,155	1,835	1,155	1,835
Other (income) expense, net	(252)	(832)	2,853	(2,525)
Income before income taxes	30,263	36,169	82,529	82,211
Income taxes	5,716	8,681	20,291	27,838
Net income	$24,547	$27,488	$62,238	$54,373

Other comprehensive income, net of tax:
Foreign currency and interest rate swaps	(4,762)	807	(9,588)	(6,246)
Comprehensive income	$19,785	$28,295	$52,650	$48,127

Earnings per common share:
Basic	$0.16	$0.15	$0.39	$0.30
Diluted	$0.16	$0.15	$0.39	$0.30
Weighted-average common shares outstanding:
Basic	157,272	177,348	157,511	179,436
Diluted	157,273	178,215	157,535	180,426

The following table sets forth the percentage relationship to net sales of each line item of our unaudited consolidated statements of comprehensive income:
	13 Weeks Ended		26 Weeks Ended
	August 3,	August 4,	August 3,	August 4,
	2019	2018	2019	2018
Net sales	100.0%	100.0%	100.0%	100.0%
Cost of sales and occupancy expense	64.5	64.6	63.1	62.4
Gross profit	35.5	35.4	36.9	37.6
Selling, general and administrative	28.1	28.6	28.7	28.5
Restructure charges	0.4	(0.3)	0.3	2.0
Store pre-opening costs	0.2	0.1	0.1	0.1
Operating income	6.9	7.1	7.7	6.9
Interest expense	3.9	3.5	3.6	3.2
Losses on early extinguishments of debt and refinancing costs	0.1	0.2	0.1	0.1
Other (income) expense, net	—	(0.1)	0.1	(0.1)
Income before income taxes	2.9	3.4	3.9	3.7
Income taxes	0.6	0.8	1.0	1.3
Net income	2.4%	2.6%	2.9%	2.5%

The Michaels Companies, Inc.
Consolidated Balance Sheets
(Unaudited)

	August 3,	February 2,	August 4,
(in thousands, except per share data)	2019	2019	2018
ASSETS
Current Assets:
Cash and equivalents	$130,981	$245,887	$123,191
Merchandise inventories	1,256,465	1,108,715	1,280,095
Prepaid expenses and other	69,672	98,659	98,742
Accounts receivable, net	18,234	57,328	31,095
Income taxes receivable	5,707	4,935	16,523
Total current assets	1,481,059	1,515,524	1,549,646
Property and equipment, at cost	1,703,912	1,656,098	1,613,115
Less accumulated depreciation and amortization	(1,266,421)	(1,217,021)	(1,167,985)
Property and equipment, net	437,491	439,077	445,130
Operating lease assets	1,611,029	—	—
Goodwill	112,069	112,069	119,074
Other intangible assets, net	14,082	17,238	20,983
Deferred income taxes	28,142	25,005	31,532
Other assets	23,277	19,423	26,180
Total assets	$3,707,149	$2,128,336	$2,192,545

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current Liabilities:
Accounts payable	$533,473	$485,004	$555,270
Accrued liabilities and other	321,847	378,742	351,987
Current portion of operating lease liabilities	298,993	—	—
Current portion of long-term debt	24,900	24,900	140,261
Income taxes payable	11,974	43,907	427
Total current liabilities	1,191,187	932,553	1,047,945
Long-term debt	2,655,391	2,681,000	2,695,087
Long-term operating lease liabilities	1,377,039	—	—
Other liabilities	71,102	140,978	148,893
Total liabilities	5,294,719	3,754,531	3,891,925

Stockholders’ Deficit:
Common Stock, $0.06775 par value, 350,000 shares authorized; 155,199 shares issued and outstanding at August 3, 2019; 157,774 shares issued and outstanding at February 2, 2019; and 171,375 shares issued and outstanding at August 4, 2018	10,419	10,594	11,504
Additional paid-in-capital	—	5,954	—
Accumulated deficit	(1,573,843)	(1,628,185)	(1,700,978)
Accumulated other comprehensive loss	(24,146)	(14,558)	(9,906)
Total stockholders’ deficit	(1,587,570)	(1,626,195)	(1,699,380)
Total liabilities and stockholders’ deficit	$3,707,149	$2,128,336	$2,192,545

The Michaels Companies, Inc.
Consolidated Statements of Cash Flows
(Unaudited)

	26 Weeks Ended
	August 3,	August 4,
(in thousands)	2019	2018
Cash flows from operating activities:
Net income	$62,238	$54,373
Adjustments to reconcile net income to net cash used in operating activities:
Amortization of operating lease assets	162,861	—
Depreciation and amortization	62,730	59,054
Share-based compensation	12,006	12,334
Debt issuance costs amortization	2,539	2,522
Loss on write-off of investment	5,036	—
Accretion of long-term debt, net	(262)	(256)
Restructure charges	6,956	44,278
Deferred income taxes	39	770
Losses on early extinguishments of debt and refinancing costs	1,155	1,835
Changes in assets and liabilities:
Merchandise inventories	(148,311)	(177,586)
Prepaid expenses and other	(10,782)	2,217
Accounts receivable	37,674	(6,366)
Other assets	(9,391)	(1,165)
Operating lease liabilities	(140,287)	—
Accounts payable	44,537	54,823
Accrued interest	(1,045)	553
Accrued liabilities and other	(54,843)	(49,838)
Income taxes	(34,327)	(87,341)
Other liabilities	(631)	3,231
Net cash used in operating activities	(2,108)	(86,562)

Cash flows from investing activities:
Additions to property and equipment	(57,533)	(69,908)
Net cash used in investing activities	(57,533)	(69,908)

Cash flows from financing activities:
Common stock repurchased	(27,325)	(252,508)
Payments on term loan credit facility	(12,450)	(11,790)
Payment of 2020 senior subordinated notes	(510,000)	—
Issuance of 2027 senior notes	500,000	—
Borrowings on asset-based revolving credit facility	—	133,600
Payments on asset-based revolving credit facility	—	(15,600)
Payment of debt refinancing costs	(6,032)	(1,069)
Payment of dividends	—	(317)
Proceeds from stock options exercised	542	1,449
Net cash used in financing activities	(55,265)	(146,235)

Net change in cash and equivalents	(114,906)	(302,705)
Cash and equivalents at beginning of period	245,887	425,896
Cash and equivalents at end of period	$130,981	$123,191

The Michaels Companies, Inc.
Reconciliation of Adjusted EBITDA
(Unaudited)

	13 Weeks Ended		26 Weeks Ended
	August 3,	August 4,	August 3,	August 4,
(in thousands)	2019	2018	2019	2018
Net cash used in operating activities	$(35,906)	$(119,065)	$(2,108)	$(86,562)
Amortization of operating lease assets	(81,490)	—	(162,861)	—
Depreciation and amortization	(31,241)	(29,596)	(62,730)	(59,054)
Share-based compensation	(4,755)	(5,365)	(12,006)	(12,334)
Debt issuance costs amortization	(1,302)	(1,248)	(2,539)	(2,522)
Loss on write-off of investment	—	—	(5,036)	—
Accretion of long-term debt, net	132	130	262	256
Restructure charges	(3,869)	3,220	(6,956)	(44,278)
Deferred income taxes	101	1,810	(39)	(770)
Losses on early extinguishments of debt and refinancing costs	(1,155)	(1,835)	(1,155)	(1,835)
Changes in assets and liabilities	184,032	179,437	317,406	261,472
Net income	24,547	27,488	62,238	54,373
Interest expense	40,134	37,101	77,493	71,695
Income taxes	5,716	8,681	20,291	27,838
Depreciation and amortization	31,241	29,596	62,730	59,054
Interest income	(904)	(842)	(1,715)	(2,248)
EBITDA	100,734	102,024	221,037	210,712
Adjustments:
Losses on early extinguishments of debt and refinancing costs	1,155	1,835	1,155	1,835
Share-based compensation	4,755	5,365	12,006	12,334
Restructure charges	3,869	(3,220)	6,956	44,278
Severance costs	950	—	9,060	902
Store pre-opening costs	1,743	1,295	2,969	2,799
Store remodel costs	2	3,239	68	3,754
Foreign currency transaction losses (gains)	541	(231)	468	(801)
Store closing costs	(126)	2,587	(947)	3,649
Other(1)	1,736	555	2,700	1,281
Adjusted EBITDA	$115,359	$113,449	$255,472	$280,743
(1)Other adjustments primarily relate to items such as moving and relocation expenses, franchise taxes, sign-on bonuses and CEO search costs.

The Michaels Companies, Inc.
Reconciliation of GAAP basis to Adjusted operating income, Adjusted net income and Adjusted earnings per share
(Unaudited)

	13 Weeks Ended		26 Weeks Ended
	August 3,	August 4,	August 3,	August 4,
(In thousands, except per share)	2019	2018	2019	2018
Operating income	$71,300	$74,273	$164,030	$153,216
Restructure charges and other (a)	3,869	(3,220)	6,956	43,975
CEO severance costs	—	—	5,569	—
Adjusted operating income	$75,169	$71,053	$176,555	$197,191

Net income	$24,547	$27,488	$62,238	$54,373
Restructure charges and other (a)	3,869	(3,220)	6,956	43,975
CEO severance costs	—	—	5,569	—
Write-off of investment (b)	—	—	5,036	—
Losses on early extinguishments of debt and refinancing costs	1,155	1,835	1,155	1,835
Interest on 2020 senior subordinated notes (c)	1,748	—	1,748	—
Tax adjustment for above items (d)	(1,703)	332	(4,093)	(10,994)
The Tax Act - adjustments for repatriation taxes (e)	—	—	—	8,107
Adjusted net income	$29,616	$26,435	$78,609	$97,296

Earnings per common share, diluted	$0.16	$0.15	$0.39	$0.30
Restructure charges and other (a)	0.02	(0.02)	0.04	0.24
CEO severance costs	—	—	0.04	—
Write-off of investment (b)	—	—	0.03	—
Losses on early extinguishments of debt and refinancing costs	0.01	0.01	0.01	0.01
Interest on 2020 senior subordinated notes (c)	0.01	—	0.01	—
Tax adjustment for above items (d)	(0.01)	0.00	(0.03)	(0.06)
The Tax Act - adjustments for repatriation taxes (e)	—	—	—	0.04
Adjusted earnings per common share, diluted	$0.19	$0.15	$0.50	$0.54
(a) Fiscal 2019 excludes charges related to the closure of our 36 Pat Catan's stores and fiscal 2018 excludes charges related to the closure of our 94 full-size Aaron Brothers stores and $0.3 million of operating income from the operation of Aaron Brothers (prior to closing).
(b) Excludes the write-off of an investment in a liquidated business.
(c) Excludes interest paid on our 2020 Senior Subordinated Notes during the period between the issuance of our 2027 Senior Notes and the redemption of our 2020 Senior Subordinated Notes.
(d) Adjusts for the tax impact of the restructure charges, severance charges related to the departure of the Company's former CEO, the write-off of an investment in a liquidated business, losses on early extinguishments of debt and refinancing costs and interest paid on our 2020 Senior Subordinated Notes during the period between the issuance of our 2027 Senior Notes and the redemption of our 2020 Senior Subordinated Notes.
(e) Excludes adjustments related to repatriation taxes for accumulated earnings of foreign subsidiaries resulting from the enactment of the Tax Cuts and Jobs Act of 2017 ("Tax Act.")

The Michaels Companies, Inc.
Summary of Operating Data
(Unaudited)

The following table sets forth certain of our unaudited operating data:
	13 Weeks Ended		26 Weeks Ended
	August 3,	August 4,	August 3,	August 4,
	2019	2018	2019	2018
Michaels stores:
Open at beginning of period	1,260	1,243	1,258	1,238
New stores	4	9	8	15
Relocated stores opened	1	7	8	16
Closed stores	(2)	(1)	(4)	(2)
Relocated stores closed	(1)	(7)	(8)	(16)
Open at end of period	1,262	1,251	1,262	1,251

Aaron Brothers stores:
Open at beginning of period	—	3	—	97
Closed stores	—	(3)	—	(97)
Open at end of period	—	—	—	—

Pat Catan's stores:
Open at beginning and end of period	—	36	—	36

Total store count at end of period	1,262	1,287	1,262	1,287

Other Operating Data:
Average inventory per Michaels store (in thousands)	$944	$921	$944	$921
Comparable store sales	0.3%	(0.4)%	(1.4)%	—
Comparable store sales, at constant currency	0.4%	(0.5)%	(1.1)%	(0.3)%

Contacts

Investor Contact:
Elaine Locke
972.409.1424
Locker1@michaels.com

ICR, Inc.
Farah Soi
203.682.8200
Farah.Soi@icrinc.com

or

Financial Media Contact:
ICR, Inc.
Jessica Liddell / Julia Young
203.682.8200
Michaels@icrinc.com